FORM 8-K

Current Report

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 24, 2006

(date of earliest event reported)

Commission File Number 1-5109

TODD SHIPYARDS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of

incorporation or organization)

91-1506719

(I.R.S. Employer Identification No.)

1801- 16th AVENUE SW, SEATTLE, WASHINGTON 98134-1089

(Street address of principal executive offices - Zip Code)

Registrant's telephone number: (206) 623-1635

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As disclosed in Item 8.01 below, the Board of Directors of the Company have declared an extraordinary dividend in the amount of $4.00 per share payable in cash, but contingent upon shareholder approval of amendments to the Company's employee stock option plans permitting the terms of outstanding options to be adjusted to preserve the pre-dividend value of the options by means of adjustments to the per share option price and to the number of shares subject to each respective option.

It is the intention of the Board of Directors that the declaration and payment of the extraordinary dividend should be neutral to the holders of options, including the tax treatment of such options, and the formula pursuant to which the options would be adjusted is designed to provide that neutrality. Similarly, it is the intention of the Board of Directors that the amendment of options outstanding under the plan should not change the tax treatment otherwise accorded optionees with respect to such options.

Although the formula being utilized to alter the terms of the options complies fully with applicable regulations and interpretations of the Internal Revenue Service relating to the "spread" and the "ratio" of applicable exercise and fair market value prices per share, the tax treatment of the adjustments under the recently effective Section 409A of the Internal Revenue Code is not entirely clear. Section 409A is, inter alia, directed at employee stock options which are granted having exercise prices below the fair market value of the employer's stock and treats the difference or "spread" between the two prices as a form of deferred compensation subject to immediate recognition and taxation and to an additional 20% excise tax.

If the adjustment in the terms of outstanding options under the Company's plans were deemed to constitute the grant of a new option, the option would be subject to the provisions of Section 409A. Section 409A does not, however, apply to adjustments to the terms of outstanding options if and to the extent that the adjustment results from a corporate transaction. The Company believes that the extraordinary $4.00 per share cash dividend constitutes a "corporate transaction" and thus does not subject the outstanding options to taxation under Section 409A.

In order to avoid the costs and delays involved in seeking a ruling from the Internal Revenue Service concerning the issue, and yet avoid exposing optionees to the risk of adverse treatment, the Company intends to enter into agreements with each current optionee, including officers of the Company, and will include as a part of any options granted under the option plan, an agreement to indemnify the optionee against (i) any excise tax imposed as a result of the adjustments made under the plan to neutralize the impact of extraordinary cash dividends and (ii) interest expense or penalty relating to any failure to pay such excise tax in a timely manner (or from failure to make timely payment of income taxes due on any deemed exercise of such option which arises from the adjustment). Express authorization for such indemnification will be included as part of the option plan amendments being submitted for shareholder approval. Optionees will continue to be responsible for income taxes and related tax consequences arising from the actual exercise of the options.

Item 8.01 Other Events

Todd Shipyards Corporation ("Company" or "Todd") (NYSE:TOD) announced that its Board of Directors, on March 24, 2006, declared a 50% increase in its ordinary quarterly dividend to fifteen cents ($0.15) per share to be paid June 23, 2006 to all shareholders of record as of June 8, 2006. The Company's Board of Directors also authorized an extraordinary one-time cash dividend of $4.00 per share, or a total of approximately $22 million, subject to shareholder approval of amendments to the Company's employee stock option plans that will allow adjustments to equity compensation awards to offset the impact of the one-time extraordinary dividend. If the amendments to the Company's employee stock option plans authorizing the adjustments are not approved by the shareholders at the special shareholder meeting, the extraordinary dividend will not become payable or be made.

Because the Company's employee stock option plans did not contemplate a one-time extraordinary cash dividend, the Board of Directors has approved adjustments, subject to shareholders' approval, that will protect employees with unexercised stock options as the share price adjusts due to this one-time extraordinary cash dividend. The adjustments approved by the Company's Board of Directors are intended to create parity for the Company and the option holder such that before-dividend and post-dividend positions are economically equivalent.

Shareholders of record as of April 17, 2006 will be entitled to vote at the special meeting of shareholders which will be held on May 23, 2006. A proxy statement soliciting approval of the adjustments is expected to be mailed beginning on or about April 20, 2006. If the amendments to the Company's employee stock plans are approved on May 23, 2006, it is currently expected that the record date for the extraordinary dividend will be set as June 5, 2006 with a dividend payment date of June 20, 2006.

(c) Exhibits

99.1 - Todd Shipyards Press Release dated March 27, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2006.

/s/ Michael G. Marsh

By: Michael G. Marsh

On Behalf of the Registrant as

Secretary and General Counsel